Exhibit 99.1

[LETTERHEAD OF LAZARD FRÈRES & CO. LLC]

Special Committee of the Board of Directors

CNH Global N.V.

World Trade Center Amsterdam Airport Schiphol Boulevard 217

LUCHTHAVEN SCHIPHOL, 1118 BH

Netherlands

Dear Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated November 25, 2012, to the Special Committee (the “Special Committee”) of the Board of Directors of CNH Global, N.V. (“CNH”) as Appendix C to, and reference to such opinion, to our opinion letter, dated October 12, 2012, to the Special Committee and to the joint presentations of the co-financial advisors to the Special Committee under the headings “Special Factors—Background to the Merger,” “Special Factors—Position of Fiat Industrial and DutchCo Regarding the Fairness of the Merger,” “Special Factors—Recommendation of the CNH Special Committee and the CNH Board of Directors; CNH’s Reasons for the Proposed Transaction,” “Special Factors—Opinions of the Financial Advisors to the Special Committee of CNH” and “Special Factors—Certain Financial Forecasts” in, the prospectus relating to the proposed transaction involving CNH, FI CBM Holdings N.V. (“DutchCo”), Fiat Netherlands Holding N.V. and Fiat Industrial S.p.A., which prospectus forms a part of the Registration Statement on Form F-4 of DutchCo (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

LAZARD FRÈRES & CO. LLC

By	/s/ Albert H. Garner

May 13, 2013